Exhibit 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. REPORTS DECEMBER 2005 SALES RESULTS

Net Sales Increased 43.5% to $44.5 Million

December 2005 Comparable Store Sales Increased 20.9%

Company Raises FY-05 EPS Guidance to Approximately $0.90

Everett, WA – January 4, 2006 – Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended December 31, 2005 increased 43.5% to $44.5 million, compared to $31.0 million for the five-week period ended January 1, 2005.  The company’s comparable store sales increased 20.9% for the past month, versus a comparable store sales increase of 16.2% in the year ago period.

Based on these stronger than expected results, the company now expects diluted earnings per share to approximate $0.90 in fiscal 2005, an increase from previous guidance of diluted earnings per share of $0.84 to $0.85, and fiscal 2004 earnings of $0.56 per diluted share.

To hear the Zumiez prerecorded December sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  We currently operate 174 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the company’s future financial performance, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described under the heading Risk Factors in the company’s quarterly report on Form 10-Q for the quarter ended July 30, 2005 and the prospectus dated November 8, 2005, in each case as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.